Exhibit 99.1

/C O R R E C T I O N -- PacificNet, Inc. /

Monday November 20, 11:43 am ET

In the news release, PacificNet Reports Third Quarter Results, issued earlier today by PacificNet, Inc. (Nasdaq: PACT - News) over PR Newswire, we are advised by the company of changes to figures in the fifth and tenth bullet points in the first section of bullets as well as in second bullet of the section titled "Business Outlook."

CORRECTIONS:

1. Quarterly EPS should be ($0.10). Corrected version should state:

Quarterly net loss of $1,115,000, or EPS of ($0.10) per basic share, and ($0.10) per diluted share, represented a decrease of 282% as compared to net income of $611,000, or $0.06 per basic share or $0.05 per diluted share in Q3 2005. Net profit margin decreased to (8.7%) for Q3 2006 from 5.5% for Q3 2005.

2. Quarterly revenues of $3,733,000, $2,350,000, and $6,411,000; and operating profit of $113,000, $(833,000), and $(191,000) were generated from the Company's three business units: (1) CRM Outsourcing Services, (2) Value Added Services (VAS) and (3) Products (Telecom & Gaming), respectively.

3. For 2006 Outlook, projected net income was mistakenly stated as $0.9 to $0.11 per basic share. The correct projected 2006 basic EPS should be $0.09 to $0.11. Corrected version should state:

Business Outlook: At the time of this announcement, the Company anticipates the following outlook for fiscal 2006: Net income projected to be in the range of $1.0 to $1.2 million, or about $0.09 to $0.11 per basic share.

Complete, corrected release follows:

PacificNet Reports Third Quarter Results

*	Q3 Revenues Increased 16.5% Year-Over-Year to $12.9 Million
*	Company to Focus on High-Margin Game and Gaming Technology Business and Seeks Strategic Alternative for Low-Margin Telecom Business
*	Company to Host Conference Call at 8 a.m. Eastern Time Monday to Discuss Results and New Focus

BEIJING, CHINA, Nov. 20 /Xinhua-PRNewswire/ -- PacificNet, Inc. (Nasdaq: PACT - News), a leading provider of Customer Relationship Management (CRM), mobile internet, e-commerce and gaming technology in China, today reported unaudited results for the third quarter ended September 30, 2006.

"Q3 2006 marks the beginning of PacificNet's transformation away from the low-margin telecom business into the new high-margin gaming business," said Tony Tong, Chairman and CEO of PacificNet. "In recent board and management meetings, we evaluated the early success of our gaming technology operation and were satisfied with the rapid progress and financial performance of the gaming operation. The board of directors and management team have approved our new strategy to focus on the rapidly growing gaming market in greater China, Macau, and Asia. With the help of professional financial advisors and bankers, PacificNet will be seeking strategic alternatives for our low-margin telecom business units which may include sales, disposition, spin-offs and mergers."

"Our Q3 performance was significantly impacted by certain unforeseen events including the well-publicized China Mobile / government policies and regulations that altered the entire value-added telecom services industry in China and impacted all VAS players in our industry, and the accrual of an $800,000 liquidated damages liability in connection with our debenture financing earlier this year. With the filing of our 10Q and the amended S-1 registration statement, led by our new CFO, we believe the high amount of damages were short term and we are now well positioned for rapid growth in our new focus in games and gaming."

"While we are pursuing the higher-margin gaming business, our traditional businesses are continuing to perform with organic growth," said Victor Tong, President of PacificNet. "Q3 revenues of $12,875,000 represented an increase of 16.5% as compared to $11,047,000 from Q3 2005, and quarterly gross profit was $2,483,000, an increase of 13.1% as compared to $2,195,000 from Q3 2005. On the negative side, some of our businesses, specifically the telecom value-added services group, suffered from the Chinese government restrictions on value-added service providers announced in July."

During Q3, our VAS revenues were impacted by China's policy changes for all value-added telecom subscription services on China Mobile's Monternet platform and China Unicom's VAS platform. The changes, implemented under the policy directives of China's Ministry of Information Industry, aim to address a number of issues, including reducing customer complaints, increasing customer satisfaction and promoting the healthy development of value-added telecom services in the long run. Key details of these new policies related to subscription services included:

1. Monthly trial period and double reminders for new subscriptions: For all subscription services (including SMS, MMS and WAP) on China Mobile's Monternet, China Mobile will offer a one-month free trial period to new subscribers, where they will be given two reminders: the first at the time of service registration and the second at the end of the free trial period. For new users subscribing to services on or before the 20th day of any month, the content fee for the first month will be waived. For users subscribing after the 21st day of any month, content fees for that month and the following month will be waived. Previously, China Mobile sends one reminder immediately after the subscription is ordered and the free trial period is three to eleven days.

2. Existing user subscription reminders (August to September implementation) -- From August to September, China Mobile and its provincial subsidiaries implemented SMS reminders to existing wireless value added service (WVAS) subscribers about their subscriptions and fees being charged. Some provincial subsidiaries of China Mobile including Guangdong Mobile, one of China Mobile's largest provincial subsidiaries, will not charge subscription fees to existing customers' phone bills unless these customers reply to the reminders to confirm their subscriptions. In addition, some provincial subsidiary of China Mobile also cancelled existing WAP subscriptions that were inactive for more than four months.

"Despite the severe impact by the above-mentioned China Mobile and government policies on valued-added telecom services, we believe these polices will greatly increase the barriers of entry and reduce the number of marginal players, leading to stronger players like us gaining a stronger foothold. And we anticipate the future of VAS should improve when China officially launches its 3G telecom services, which is expected to drive demand for value-added telecom services provided by PacificNet and our various subsidiaries."

"As always, one of our Company's great strengths is the relationships we have with major companies in Asia. We signed deals with several clients, including new contracts with CCTV, Nanjing Airlines, China Unicom and China Telecom. The McDonalds Corporation selected the Company to provide web-based quality management services and supplier quality management services. The Company's 18900.com website has become one of the leading Internet e-commerce distributors of mobile products in China, covering 1,572 cities throughout the nation. Additionally during the third quarter, PacificNet iMobile entered into a new agreement with Motorola to become a designated post-sale service provider for Motorola's mobile products and accessories in China."

"As we have previously announced publicly, we have already begun shifting to focus more on gaming. The acquisition of Able Entertainment in Macau by PacificNet Games Limited (PacGames) earlier this year has already gained us a lot of traction in this market and we see this as a great avenue to deliver returns to our shareholders by leveraging our existing businesses. We have excellent existing relationships in Macau and we will continue to very actively pursue this area. We believe we have many of the tools and the experience necessary to execute effectively in this market."

Joseph Levinson, CFO of PacificNet, said, "Our traditional businesses continued to perform this quarter. We have moved quickly to build a stronger SOX required internal control team. With our several lines of business, it is essential that we continue to build a financial structure that will meet the requirements of Section 404 of SOX."

Levinson continued, "There were several new items on our financial statements this quarter. First, we recorded a charge of $800,000 for liquidated damages in relation to the convertible note we issued in March. Since we were unable to register our investors' shares within the requisite time period, we have a contractual obligation to pay this amount. Although we may ultimately not need to pay all this money, we have elected to record the full amount. We believe liquidated damages of such a high amount will not recur. If you exclude write-downs on inventory and accounts receivable totaling over $1.1 million, we would have been profitable for the quarter."

"Additionally, especially in light of the China Mobile restrictions announced in July, after my appointment as CFO in September, I asked my internal audit team to conduct a thorough review of certain of our subsidiaries and to consider the effect of these restrictions. Based on the reports that our internal audit team delivered to me, we identified a potential need to write down certain receivables and inventory. With audit committee oversight, we acted swiftly to record the bad debt and inventory charges on our P&L."

Additional details on the third quarter are as follows:

--	Q3 revenues of $12,875,000 represented an increase of 16.5% as compared to $11,047,000 from Q3 2005.
--	Quarterly gross profit was $2,483,000, an increase of 13.1% as compared to $2,195,000 from Q3 2005.
--
Gross profit margin decreased to 19.3% for Q3 2006 from 19.9% for Q3 2005. As part of its strategy of shifting to higher-margin businesses, the Company is increasingly focusing on the gaming businesses. Gross profit margins from the Company's new gaming technology unit are currently more than 40%.

--
Quarterly operating loss was $1,792,000, a decrease of 304.6% as compared to an operating profit of $876,000 from Q3 2005. The decrease in operating profit year-over-year was primarily due to increased capital expenditures and an increase in staff costs, as well as rent and electricity expenses for the expansion of its call centre. As the Company expanded its call centre sites in Hong Kong, amortization and depreciation expenses related to the new leasehold improvement, furniture & fixtures, computer equipment and software incurred in the third quarter of 2006 rose also.

--
Quarterly net loss of $1,115,000, or EPS of ($0.10) per basic share, and ($0.10) per diluted share, represented a decrease of 282% as compared to net income of $611,000, or $0.06 per basic share or $0.05 per diluted share in Q3 2005. Net profit margin decreased to (8.7%) for Q3 2006 from 5.5% for Q3 2005.

--	If you exclude write-downs on inventory and accounts receivable totaling over $1.1 million, we would have been profitable for the quarter.
--
With the rapid growth in the Company's business over the last couple of years, management is now building the groundwork and infrastructure to meet the challenges of being a larger company. Part of that means an investment in talent and an emphasis on system controls while retaining a high degree of flexibility to capture opportunities.

--	Cash and cash equivalents were $7,439,000 as of September 30, 2006, compared to $9,579,000 at December 31, 2005 as the Company invested its cash to drive revenue and profit growth.
--	Equity per share of $3.26 and cash per share of $0.67 as of September 30, 2006, as compared to equity per share of $2.91 and cash per share of $0.9 as of December 31, 2005 respectively.
--
Quarterly revenues of $3,733,000, $2,350,000, and $6,411,000; and operating profit of $113,000, $(833,000), and $(191,000) were generated from the Company's three business units: (1) CRM Outsourcing Services, (2) Value Added Services (VAS) and (3) Products (Telecom & Gaming), respectively. This compares to revenues of $3,368,000, $2,870,000, and $4,677,000; and operating profit of $217,000, $824,000, and $172,000, respectively for Q3 2005.

--
The Company continues to pursue high-quality businesses in its area of expertise that will drive long-term growth and profitability. While there are many potential acquisition candidates, the Company continues to focus its efforts on acquisitions that it believes will generate long-term shareholder value. In executing this strategy, the Company has seen continued profitability in the following acquired subsidiaries: Epro, Guangzhou 3G, PacificNet Communications, PacificNet AD and PacificNet Games.

--	The Company became Motorola's designated internet e-commerce service provider and after-sales service provider for Motorola's mobile phones and accessories online store in China.

9-Month Highlights

--	Total revenues for the first nine months of 2006 were $47,239,000 which represented an increase of 45.2% as compared to $32,539,000 for the same period in 2005.
--
Gross profit for the first nine months of 2006 was $13,887,000, an increase of 111.7% as compared to gross profit of $6,560,000 in 2005. Gross profit margin increased to 29.4% for the nine months ended September 30, 2006 from 20.2% for the nine months ended September 30, 2005.

--	Operating profit for the first nine months of 2006 was $1,437,000, a decrease of 49.4%, as compared to operating profit of $2,842,000 in 2005.
--
Net income for the first nine months of 2006 was $604,000 or EPS of $0.05 per basic share ($0.05 per diluted share), represented an decrease of 62.7% as compared to net income of $1,619,000, or $0.16 per basic share ($0.15 per diluted share) for the same period in 2005, an EPS decrease of 68.8%. Net profit margin decreased to 1.3% for the nine months ended September 30, 2006 from 5% for the nine months ended September 30, 2005.

Business Outlook

At the time of this announcement, the Company anticipates the following outlook for fiscal 2006:

--	Total revenues projected to be in the range of $60 to $65 million.
--	Net income projected to be in the range of $1.0 to $1.2 million, or about $0.09 to $0.11 per basic share.
--
Recently issued accounting guidance requires us to record quarterly changes in the fair value of our $8,000,000 convertible debentures issued in March. After an evaluation of several factors, we recorded a fair value change (gain) of $1,212,000.

For fiscal 2007:

--	Total revenues projected to be in the range of $62 to $67 million.
--	Net income projected to be in the range of $3.4 million to $3.8 million, or about $0.31 to $0.35 per basic share.
--	The Company expects continued revenue and profit growth in 2006 through organic growth and accretive acquisitions in the mobile game, internet game and gaming markets in China.
--
PacificNet plans to focus on expansion in the higher-margin gaming and game technology sectors and will seek strategic alternatives and M&A opportunities to divest or spin-off traditional low margin telecom business.

In September, PacificNet opened an office in Macau to focus on the rapidly expanding gaming and entertainment industries in that region. The Macau office is located in First International Commercial Centre, Macau Special Administrative Region, China, and is adjacent to the new Galaxy StarWorld Hotel and is minutes from both the Wynn and Sands Casinos.

"Macau has become the fastest growing part of China and we are very excited to be moving forward in our pursuit of the Macau gaming technology business," said Tony Tong, CEO of PacificNet. "The opening of our Macau office will facilitate our rapid launch into this market. We feel that the Asian gaming technology market has near-term growth potential and are very happy to enter this exciting high growth market. We recognize Macau's remarkable growth potential and have opened an office in this location as a first step in entering this market. The bulk of Macau's current gaming revenue comes from VIP rooms and high-roller table games. As the market matures, it is predicted that lower stakes, electronic versions of these popular table games played by the masses will exceed the revenue of the table games, as in Las Vegas. This trend is already visible. PacificNet plans to aggressively pursue this mass market with the goal of being the leading provider of electronic adaptations of popular Asian casino table games."

Macau is one of the fastest-growing gaming markets in the world and is predicted to surpass Las Vegas in total revenues by 2007. According to recent statistics provided by Macau government, in 2005, Macau's gaming revenues reached US$5.8 billion, second only to Las Vegas gaming revenues of US$6 billion. Macau borders Zhuhai City of Guangdong Province of China, one of the country's wealthiest and most developed regions and is an hour away from Hong Kong via ferry. The number of tourists visiting Macau reached 18.7 million in 2005, of which 56% or 10.5 million visitors were from mainland China. By 2010, the number of tourists is expected to nearly double to nearly 30 million visitors per year. Approximately one billion people live within a three-hour flight of Macau. Numerous hotel, gaming, and other projects are in the works in Macau which are expected to add over 10,000 guest rooms and over 20,000 live entertainment seats in eight separate venues. The number of hotel- casinos in operation and in development in Macau continues to grow, including well-known Chinese names such as Galaxy and Melco, and famous Las Vegas names such as the Sands, the Venetian, and the newly opened Wynn Resort, which celebrated its grand opening on September 6. With the disposable income of the average Chinese on the rise, Macau's gaming and entertainment market is expected to grow for years to come. Macau is the only area in China where gambling is legal.

PacificNet's management team will host a conference call at 8:00 am Eastern Time on Monday, November 20, 2006, to discuss its third quarter results and its outlook for the remainder of 2006. The conference call is open to the public and may be accessed by calling (888) 850-5066 or (206) 315-8587 and entering conference entry code: 877448, followed by the # key. For those unable to attend the conference call live, an archive of the call will be available for 30 days. The replay numbers are 1-800-207-7077 or (314) 255-1301. Please use PIN number: 5121.

About PacificNet

PacificNet Inc. ( http://www.PacificNet.com ) is a leading provider of Customer Relationship Management (CRM), mobile internet, e-commerce and gaming technology in China. PacificNet's clients include the leading telecom companies, banks, insurance, travel, marketing, and business services companies, and telecom consumers, in Greater China. PacificNet's corporate clients include China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, Motorola, Nokia, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, and Hong Kong Government. PacificNet employs over 2,300 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shenzhen, Guangzhou, Macau, and branch offices in 28 provinces in China and is headquartered in Beijing and Hong Kong.

PacificNet Games Limited (PacGames), is a leading provider of Asian multi-player electronic gaming machines, gaming technology solutions, gaming related maintenance, IT and distribution services for the leading hotel, casino and slot hall operators based in Macau, China and other Asian gaming markets. PacGames is a leading developer of electronic versions of these popular table games which are less expensive to run resulting in higher casino profits with great appeal to the mass market players. Further, the growing market in Macau is for Asian table games such as Baccarat, Roulette, Fan Tan, Fish-Prawn-Crab and Sic-Bo Cussec as these games have wider acceptance in the Asian market than Western games such as poker or slots. The development, manufacture, maintenance, and service of electronic Asian table games are underserved areas which are predicted to grow considerably as Macau's gaming market matures. PacGames products include multi-play electronic gaming machines such as Baccarat, Fish-Prawn-Crab, Sib-Bo Cussec, Roulette, and Video Lottery Terminals (VLT) such as Keno and Bingo, as well as other traditional slot machines.

PacificNet's operations can be classified into the following three main business units:

(1) Outsourcing Services -- involves human voice services such as Business Process Outsourcing, CRM, call center, IT Outsourcing and software development services. These types of services are conducted through our subsidiaries EPRO, Smartime/Soluteck and PacificNet Solution Ltd.

(2) Telecom Value-Added Services (VAS) -- primarily involves machine voice services such as Interactive Voice Response, SMS and related VAS, which are conducted through our subsidiaries such as Linkhead, Clickcom, MOABC and Guangzhou 3G.

(3) Products (Telecom & Gaming) -- primarily involves communication and gaming products, GSM/CDMA/3G Products, Multimedia Communication Kiosks. This Group includes the following subsidiaries: PacificNet Communications Limited, iMobile, Take1 and PacificNet Games. PacificNet Games Limited (PacGames) is a leading developer of Asian electronic gaming machines, multi-player electronic gaming technology solutions and gaming related maintenance, IT, and distribution services for the leading hotel and casino operators based in the Macau and other Asian gaming markets. Take1Technologies is a subsidiary of PacificNet that designs, manufactures, and distributes multimedia interactive self-service kiosks, bingo and gaming machines for the casino and slot machine operators Europe and Asia.

(4) Other Business -other administrative, financial and investment services and non-core businesses such as PacificNet Power Limited (PacPower), Pacific Financial Services Limited, etc.

SEGMENT INFORMATION

The Company's reportable segments are operating units, which represent the operations of the Company's significant business operations. Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes the Company's other insignificant services and corporate related items, and, as it relates to segment earnings (loss), income, and expense not allocated to reportable segments.

For the three months ended September 30, 2006

		Group 2.	Group 3.
	Group 1.	Telecom	Products	Group 4.
	Outsourcing	Value-Added	(Telecom &	Other
	Services	Services	Gaming)	Business	Total
	($)	($)	($)	($)	($)
Revenues	3,733,000	2,350,000	6,411,000	381,000	12,875,000
(% of Total Revenues)	29%	18%	50%	3%	100%
Earnings / (Loss) from Operations	113,000	(833,000)	(191,000)	(881,000)	(1,792,000)
(% of Total Earnings)	-6%	46%	11%	49%	100%
Total Assets	9,159,000	18,939,000	12,813,000	26,159,000	67,070,000
(% of Total Assets)	14%	28%	19%	39%	100%
Goodwill	3,936,000	12,920,000	1,529,000	--	18,385,000
Geographic Area	HK, PRC	PRC	Macau, HK, PRC	HK, PRC, USA

For the three months ended September 30, 2005

		Group 2.	Group 3.
	Group 1.	Telecom	Products	Group 4.
	Outsourcing	Value-Added	(Telecom &	Other
	Services	Services	Gaming)	Business	Total
	($)	($)	($)	($)
Revenues	3,368,000	2,870,000	4,677,000	132,000	11,047,000
(% of Total Revenues)	31%	26%	42%	1%	100%
Earnings / (Loss) from Operations	217,000	824,000	172,000	(337,000)	876,000
(% of Total Earnings)	25%	94%	20%	-39%	100%
Total Assets	4,939,000	9,254,000	189,000	28,983,000	43,365,000
(% of Total Assets)	11%	21%	0%	67%	100%
Goodwill	3,542,000	8,702,000	979,000	--	13,223,000
Geographic Area	HK, PRC	PRC	Macau, HK, PRC	HK, PRC, USA

For the nine months ended September 30, 2006

		Group 2.	Group 3.
	Group 1.	Telecom	Products	Group 4.
	Outsourcing	Value-Added	(Telecom &	Other
	Services	Services	Gaming)	Business	Total
	($)	($)	($)	($)	($)
Revenues	10,312,000	14,907,000	18,262,000	3,758,000	47,239,000
(% of Total Revenues)	22%	31%	39%	8%	100%
Earnings / (Loss) from Operations	515,000	2,011,000	74,000	(1,163,000)	1,437,000
(% of Total Earnings)	36%	140%	5%	-81%	100%
Total Assets	9,159,000	18,939,000	12,813,000	26,159,000	67,070,000
(% of Total Assets)	14%	28%	19%	39%	100%
Goodwill	3,936,000	12,920,000	1,529,000	-	18,385,000
Geographic Area	HK, PRC	PRC	Macau, HK, PRC	HK, PRC, USA

For the Nine months ended September 30, 2005

		Group 2.	Group 3.
	Group 1.	Telecom	Products	Group 4.
	Outsourcing	Value-Added	(Telecom &	Other
	Services	Services	Gaming)	Business	Total
	($)	($)	($)	($)
Revenues	9,860,000	9,024,000	13,408,000	247,000	32,539,000
(% of Total Revenues)	30%	28%	41%	1%	100%
Earnings / (Loss) from Operations	866,000	2,413,000	408,000	(845,000)	2,842,000
(% of Total Earnings)	30%	85%	14%	-30%	100%
Total Assets	4,939,000	9,254,000	189,000	28,983,000	43,365,000
(% of Total Assets)	11%	21%	0%	67%	100%
Goodwill	3,542,000	8,702,000	979,000	--	13,223,000
Geographic Area	HK, PRC	PRC	Macau, HK, PRC	HK, PRC, USA

Product and service revenues classified by major geographic areas are as follows (in US$):

For the three months ended September 30, 2006

	Hong Kong,
	Macau	PRC	United States	Total
Product revenues	5,261,000	2,169,000	--	7,430,000
Service revenues	3,435,000	2,010,000	--	5,445,000

For the three months ended September 30, 2005

	Hong Kong,
	Macau	PRC	United States	Total
Product revenues	4,776,000	1,363,000	--	6,139,000
Service revenues	2,305,000	2,603,000	--	4,908,000

For the nine months ended September 30, 2006

	Hong Kong,
	Macau	PRC	United States	Total
Product revenues	17,355,000	7,739,000	--	25,094,000
Service revenues	9,970,000	12,175,000	--	22,145,000

For the nine months ended September 30, 2005

	Hong Kong,
	Macau	PRC	United States	Total
Product revenues	13,538,000	4,769,000	--	18,307,000
Service revenues	6,990,000	7,242,000	--	14,232,000

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of United States dollars, except par values and share numbers)

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,439	$9,579
Restricted cash - pledged bank deposit	232	1,652
Accounts receivables, net of allowances for doubtful accounts of $622 and $5	13,116	5,998
Inventories	2,039	1,836
Loan receivable from related parties	4,879	2,520
Loan receivable from third parties	1,219	1,572
Other current assets	8,782	7,973
Total Current Assets	37,706	31,130
Property and equipment, net	8,731	4,300
Investments in affiliated companies and subsidiaries	776	410
Marketable equity securities - available for sale	545	539

Goodwill	18,385	14,824
Other assets - debt issuance costs (net)	927	--

TOTAL ASSETS	$67,070	$51,203

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank line of Credit	1,082	1,060
Bank loans-current portion	992	188
Capital lease obligations - current portion	133	126
Accounts payable	3,931	3,186
Accrued expenses and other payables	2,586	4,620
Income tax payable	113	296
Subscription payable	390	775
Loans payable to related party	373	369
Total Current Liabilities	9,600	10,620
Long-term liabilities:
Bank loans - non current portion	1,436	6
Capital lease obligations - non current portion	148	78
Convertible Debenture	8,000	--
Warrant Liability	268	--
Compound Embedded Derivatives Liability	357	--
Interest discount	(1,530)	--
Liquidated damages liability	800	--
Total long-term liabilities	9,479	84
Total liabilities	19,079	10,704
Minority interest in consolidated subsidiaries	11,586	8,714
Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $0.0001, Authorized - 5,000,000 shares Issued and outstanding - none	--	--
Common stock, par value $0.0001, Authorized - 125,000,000 shares; Issued and outstanding: September 30, 2006 - 13,983,497 shares issued, 11,646,836 outstanding December 31, 2005 - 12,000,687 issued, 10,831,024 outstanding	1	1
Treasury stock, at cost (2006 Q3: 2,336,661 shares, 2005: 1,169,663 shares)	(243)	(119)
Additional paid-in capital	62,201	57,690
Cumulative other comprehensive income (loss)	266	247

Accumulated deficit	(25,386)	(25,990)
Less stock subscription receivable	(434)	(44)
Total Stockholders' Equity	36,405	31,785

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$67,070	$51,203

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited. In thousands of United States dollars, except loss per share and share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30 2005		SEPTEMBER 30 2005
		(as		(as
	2006	restated)	2006	restated)
Revenues	$12,875	$11,047	$47,239	$32,539
Services	5,445	4,908	22,145	14,232
Product sales	7,430	6,139	25,094	18,307
Cost of revenues	(10,392)	(8,852)	(33,352)	(25,979)
Services	(3,352)	(3,113)	(10,635)	(9,314)
Product sales	(7,040)	(5,739)	(22,717)	(16,665)
Gross margin	2,483	2,195	13,887	6,560

Selling, general and administrative expenses	(2,482)	(1,004)	(9,982)	(3,261)
Inventory write-down charge	(486)	--	(486)	--
Bad debt expense	(657)	--	(657)	--
Depreciation and amortization	(255)	(133)	(474)	(275)
Interest expense	(395)	(182)	(851)	(182)
EARNINGS/(LOSS) FROM OPERATIONS	(1,792)	876	1,437	2,842
Interest income	96	155	177	155
Gain in change in fair value of derivatives	1,004	--	1,212	--
Liquidated damages expense	(800)	--	(800)	--
Sundry income, net	(113)	171	173	577
Earnings/(Loss) before Income Taxes and Minority Interest	(1,605)	1,202	2,199	3,574

Provision for income taxes	(119)	13	(319)	(51)
Share of earnings of associated companies	80	8	129	12
Minority interests	529	(612)	(1,405)	(1,916)
Net Earnings/(Loss) Available to Common Stockholders	$(1,115)	$611	$604	$1,619
BASIC EARNINGS PER SHARE	$(0.10)	$0.06	$0.05	$0.16
DILUTED EARNINGS PER SHARE	$(0.10)	$0.05	$0.05	$0.15

Safe Harbor Statement

This Company's announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the SEC on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, fluctuations in quarterly and annual operating results. Further information regarding these and other risks is included in PacificNet's Form 10K and other filings with the SEC.

For more information, please contact:

PacificNet USA office:
Jacob Lakhany
Tel: +1-605-229-6678

PacificNet Beijing office:
Ada Yu
Tel: +86-10-5922-5000

23/F, Tower A, TimeCourt,
No.6 Shuguang Xili,
Chaoyang District,